INDEX

SECTION                                                                     PAGE
-------                                                                     ----
OVERLOAN PROTECTION RIDER                                                      1
EXERCISE OF RIDER                                                              1
        Effect on Policy Loans                                                 2
        Conditions of Rider Exercise                                           2
COST OF THIS RIDER                                                             2
GENERAL TERMS                                                                  2
        Reinstatement                                                          2
        Termination Effective Date                                             3


8422(0806)                           - I -
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OVERLOAN PROTECTION RIDER

      We, National Life Insurance Company, agree to the exercise of this rider subject to the conditions stated below.

      In the absence of this Overloan Protection Rider, when the debt to us on the policy causes the policy to enter a Grace Period, additional premium must be paid or the policy will lapse. Alternatively, exercise of this rider before the policy lapses will maintain life insurance protection. This rider may be exercised, subject to the Conditions of Rider Exercise enumerated below, if all of the following conditions are met:

            1. the Attained Age of the Insured is greater than or equal to 75 or, in a joint-life policy, the younger of the two Insureds at issue has or would now have an Attained Age greater than or equal to 75; and

            2. the policy to which this rider is attached must have been in force for at least fifteen years from the policy Date of Issue; and

            3. outstanding debt on the policy must exceed the total Face Amount of the policy; and

            4. the outstanding debt to us divided by the excess of the Accumulated Value over the Surrender Charge must exceed 0.95.

      Notification will be sent to you when these conditions have been met. The rider must be exercised within sixty days of the date we mail notification. If not exercised within that sixty days, the rider will be terminated.

EXERCISE OF RIDER

      Upon exercise of this rider, the policy to which it is attached will be modified as described below.

      All values from the Separate Account or Variable Account will be transferred to the General Account or the Fixed Account. No further transfers from the General Account to the Separate Account or from the Fixed Account to the Variable Account may be made.

EFFECT ON POLICY LOANS

      That portion of the Accumulated Value in the General Account or the Fixed Account which is equal to any debt to us on this policy will be credited interest at a rate equal to the Loan Interest Rate.


                                                 National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333

8422(0806)                                                                Page 1
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CONDITIONS OF RIDER EXERCISE

      The following conditions will become effective:

            1.    no additional premiums may be paid into the policy;

            2.    withdrawals will no longer be allowed;

            3.    Monthly Deductions will cease;

            4. any additional benefit riders whose monthly cost was included in the Monthly Deduction will be terminated; and

            5. the policy Death Benefit Option will be switched to Option A if Option B is in effect. No adjustments will be made to the policy Face Amount. No further change in Death Benefit Option will be permitted.

COST OF THIS RIDER

      When this rider is exercised, there will be a one time Exercise Charge. The Exercise Charge will be equal to the product of the Exercise Charge Percentage shown on the Overloan Protection Rider Data Page for the Attained Age of the Insured or the younger of the surviving Insureds at the time of exercise multiplied times the Accumulated Value of the policy. The Exercise Charge will be deducted from the General Account or the Fixed Account of the policy.

GENERAL TERMS

REINSTATEMENT

      If this rider is in force at the time of policy lapse, it may be reinstated upon policy reinstatement.

TERMINATION

      This rider will terminate on the earliest of the following:

            1. the date that the policy to which this rider is attached terminates or matures; or

            2. sixty days following our mailing of notification that the conditions for exercising this rider have been met; or

            3. the Monthly Policy Date following the receipt of written request to terminate this rider.


National Life Insurance Company
One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333

8422(0806)                                                                Page 2
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EFFECTIVE DATE

      The effective date of this rider is the policy Date of Issue unless a later date is shown below.

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, by


/s/ Thomas H. MacLeay
Chairman of the Board and
Chief Executive Officer

Rider effective date if different from policy Date of Issue:


                                                 National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333

8422(0806)                                                                Page 3